Exhibit (j)

Spicer Jeffries llp Certified Public Accountants 4601 DTC BOULEVARD ● SUITE 700 DENVER, COLORADO 80237 TELEPHONE: (303) 753-1959 FAX: (303) 753-0338 www.spicerjeffries.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM

We hereby consent to the reference to our Firm as the Fund’s “independent registered public accounting firm” in the Prospectus and the Statement of Additional Information of Relative Sentiment Tactical Allocation ETF (a “Fund”).

Denver, Colorado

May 13, 2022